Exhibit 15.7

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-13270, 333-11220, 333-1946, 333-10794, 333-113552, 333-132221 and 333-149553) of Magic Software Enterprises Ltd., of our report dated 14 February, 2008, with respect to the financial statements of Magic Italy Srl as of December 31, 2007, which report appears in the Annual Report on Form 20-F of Magic Software Enterprises Ltd. for the year ended December 31, 2007.

/s/ Federico Pozzi
Federico Pozzi
Revisore Ufficiale dei Conti

14 May, 2008